UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                        FORM 12b-25

                  NOTIFICATION OF LATE FILING

     (Check One):  [X] Form 10-K  [_] Form 20-F  [_] Form 11-K
               [ ] Form 10-Q  [_] Form N-SAR

          For Period Ended:      June 30, 2014
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       [_]  Transition Report on Form 10-K
       [_]  Transition Report on Form 20-F
       [_]  Transition Report on Form 11-K
       [_]  Transition Report on Form 10-Q
       [_]  Transition Report on Form N-SAR

	 For the Transition Period Ended:
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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     PART I--REGISTRANT INFORMATION
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     Full Name of Registrant

     Advanced Oxygen Technologies, Inc.
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     Former Name if Applicable

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     Address of Principal Executive Office (Street and Number)

     C/O Crossfield, Inc. PO Box 189
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     City, State and Zip Code

     Randolph, VT 05060
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     PART II--RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [x]   (b)  The subject annual report, semi-annual report,
     transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

     PART III--NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     SEC 1344 (04-09)     Persons who are to respond to the collection
		          of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


	(Attach extra sheets if needed)


    The compilation, dissemination and review of the information required to be presented in the Form 10-K for the year ended
    June 30, 2014 has imposed time constraints that have rendered timely filing of the Form 10-K impracticable without undue hardship and expense to the registrant.


    The registrant intends to file its Annual Report on Form 10-K on or before the fifteenth calendar day following the prescribed due date.

     PART IV--OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

         Robert E. Wolfe        (212)      (727-7085)
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          (Name)              (Area Code)(Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
          Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).
          [X] Yes  [_] No

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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
          [_] Yes  [X] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                     Advanced Oxygen Technologies, Inc.
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                (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


     Date  September 29,2014         By  /s/ Robert E. Wolfe
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                                      Robert E. Wolfe,
                                      Chairman of the Board, and
                                      Chief Executive Officer